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                                  Exhibit 10.24

                          TAX INDEMNIFICATION AGREEMENT


         TAX INDEMNIFICATION AGREEMENT (the "Agreement"), dated as of November 17, 1997 between ED HADESMAN, an individual ("Hadesman"),EDWARD S. HADESMAN TRUST DATED MAY 22, 1992, Edward S. Hadesman, Trustee; GRANDVILLE/NORTHWESTERN MANAGEMENT CORPORATION, an Illinois corporation; CAROLYN B. HADESMAN TRUST DATED MAY 21, 1992, Carolyn B. Hadesman, Trustee; LISA HADESMAN 1991 TRUST, Edward S. Hadesman, Trustee; CYNTHIA HADESMAN 1991 TRUST, Edward S. Hadesman, Trustee; TUCKER B. MAGID, an individual; FRANCES S. SHUBERT, an individual; GRANDVILLE ROAD PROPERTY, INC., an Illinois corporation; and SKY HARBOR ASSOCIATES, an Illinois limited partnership (Hadesman and the foregoing persons are "Hadesman Indemnitees"), and PRIME GROUP REALTY, L.P., a Delaware limited partnership ("UpREIT").

                  WHEREAS, each Hadesman Indemnitee has an interest ("Hadesman Partnership Interest") in one or more of those certain partnerships set forth on Exhibit A hereto ("Hadesman Partnerships");

         WHEREAS, each Hadesman Indemnitee has entered into the that certain Amended and Restated Agreement of Limited Partnership of Prime Group Realty, L.P. (the "Partnership Agreement"), pursuant to which the Hadesman Partnerships contributed certain real properties ("Hadesman Properties") or the Hadesman Indemnitees contributed certain Hadesman Partnership Interests to the UpREIT, all as set forth on Exhibit A hereto;

         NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  Section 1. Definitions. For purposes of the Agreement, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Partnership Agreement. Any term defined by reference to an agreement, instrument or other document shall have the meaning so assigned to it whether or not such document is in effect. Unless otherwise indicated, references in the Agreement to articles, Sections, paragraphs, clauses, appendices, schedules and exhibits are to the same contained in or attached to this Agreement.

                  For purposes of this Tax Indemnification Agreement, the following terms shall apply:

                  (a) The term "After-Tax Basis" shall mean, with respect to any payment to be received hereunder, the amount of such payment supplemented by a further amount so that, after deduction of the amount of all federal and applicable state income taxes that are required to be paid by the recipient thereof (assuming that the recipient is taxable at the highest marginal federal and applicable state income tax rate then applicable to the recipient and taking into account any tax benefits to be realized by such recipient from the receipt of the indemnified amount) with respect to the receipt by it of such amounts, the net amount received is equal to the payment required to be made.

                  (b) The term "Realistic Possibility of Success" shall mean such circumstances that tax counsel may properly advise reporting such position on a tax return in accordance with Section 10.34 of 31 C.F.R.
part 10, governing practice before the Internal Revenue Service.

                  (c) The term "Indemnity Term" shall mean the period beginning as of the date of the Partnership Agreement and ending December 31, 2007.

                  (d) The term "Final Determination" shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeal has expired, or in any case where judicial review shall at the time be unavailable because the proposed adjustment involves a decrease in net operating loss carry forward or a business credit carry forward, a decision, judgment, decree or other order of an administrative official or agency of competent jurisdiction, which decision, judgment, decree or other order has become final (i.e., where all administrative appeals have been exhausted by all parties thereto), (ii) a closing agreement entered into under Section 7121 of the Code, or any other final settlement agreement entered into in connection with an administrative or judicial proceeding and with the consent of UpREIT or as otherwise permitted in Section 6 or the Partnership Agreement, or (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

         (e) The term "Indemnity Debt Allocation Method" shall mean the allocation of the Partnership's excess nonrecourse liabilities in any UpREIT taxable year for purposes of Regulations Section 1.752-3(a)(3) based upon each Partner's relative ownership of Common Units as of the beginning of such UpREIT taxable year; provided, that nothing in this Agreement shall be interpreted as prohibiting the UpREIT from actually using a different debt allocation than that based upon the Indemnity Debt Allocation Method.

         Section 2. Tax Representations. Each Hadesman Indemnitee represents, warrants and covenants as follows:


         (a) immediately prior to the relevant Adjustment Date, the Hadesman Properties are subject to aggregate Nonrecourse Liabilities, allocable among the Hadesman Properties, as shown on Exhibit B to be attached hereto;

         (b) each Nonrecourse Liability, described in Section 2(a) of this Agreement, was incurred by the Hadesman Partnership, which owned the Hadesman Properties to which such Nonrecourse

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Liability is allocated, either (i) more than two years prior to the date of that certain Contribution Agreement, dated July 8, 1997, by and between The Prime Group, Inc. and the parties set forth on Schedule 1 to such agreement (the "Contribution Agreement"), or (ii) not in anticipation of the transfer of such Hadesman Property to the UpREIT (within the meaning of Regulations Section 1.707-5(a)(6);

         (c) each Nonrecourse Liability, described in Section 2(a) of this Agreement, has encumbered such Hadesman Properties throughout the period beginning on the earlier of the date two years prior to the date of the Contribution Agreement and the date such liability was incurred by the Hadesman Partnership, and ending on the Adjustment Date in respect of such Hadesman Properties;

         (d) each Nonrecourse Liability, described in Section 2(a) of this Agreement, is nonrecourse for purposes of Regulations Section 1.752-1(a)(2);

         (e) immediately prior to the relevant Adjustment Date, the adjusted tax basis in each Hadesman Partnership Interest is as shown on Exhibit B hereto, and each Hadesman Partnership has an adjusted tax basis in each Hadesman Property as shown on Exhibit B hereto;

         (f) immediately prior to the relevant Adjustment Date, each Hadesman Indemnitee's share of Partnership Minimum Gain under Regulations Section 1.704-2(g)(1) is as shown on Exhibit B to be attached hereto;

         (g) immediately prior to the relevant Adjustment Date, each Hadesman Indemnitee is allocated Nonrecourse Liabilities under Code Section 752 and the Regulations as shown on Exhibit B to be attached hereto;

         (h) immediately prior to the relevant Adjustment Date, each Hadesman Indemnitee has "passive losses" under Code Section 469(d) and the Regulations from the activity in respect of the Hadesman Partnerships, as shown on Exhibit B to be attached hereto;

         (i) immediately prior to the relevant Adjustment Date, each Hadesman Indemnitee has an amount "at risk" under Code Section 465(a)(2) and the Regulations from the activity in respect of the Hadesman Partnerships, and "suspended losses" in respect of such activity under Code Section 465 and the Regulations, as shown on Exhibit B to be attached hereto;

         (j) the gross fair market value of any Hadesman Property or Hadesman Interest equals the initial Gross Asset Value of such Property credited to the relevant Hadesman Indemnitee's Capital Account;

         (k) each Hadesman Indemnitee will report any payment received by it under this Agreement as a payment made within Section 707(a) of the Code.

         (l) each Hadesman Indemnitee has and will have a taxable year that is the calendar year; and

         (m) each Hadesman Property constitutes nonresidential real property under Code Section 168.

                  Section 3. Indemnified Income Inclusions. If any Hadesman Indemnitee shall be required to include in its gross income for federal or applicable state income tax purposes, with respect to any of its taxable years ending on or prior to the end of the Indemnity Term, any of the following:

         (a) UpREIT items of income and gain attributable to such Hadesman Indemnitee's share of the net decrease in Partnership Minimum Gain from Hadesman Interests or Hadesman Properties (to the extent not duplicative with subsection
(c));

         (b) Gain under Code Section 731 from a deemed distribution under Code
Section 752 from the retirement or refinancing of either the Nonrecourse Liabilities shown on Exhibit B to be attached hereto, or the debt which refinances or replaces such Nonrecourse Liabilities (to the extent not duplicative with subsection (f));

         (c)      gain from the sale or disposition of Hadesman Properties;

         (d) income under Code Section 465(e) from a refinancing or retirement of either the Nonrecourse Liabilities shown on Exhibit B to be attached hereto, or the debt which refinances or replaces such Nonrecourse Liabilities (to the extent not duplicative with subsection (f));

         (e) income under Code Section 704(c) in excess of that allocable to such Hadesman Indemnitee under the "traditional method" of Regulations Section 1.704-3(b); or

         (f) solely in respect of Sky Harbor Associates, either (i) gain under Code Section 731 from a deemed distribution under Code Section 752 that constitutes a recapture of all or a portion of the negative Capital Accounts of the Sky Harbor Associates partners, as determined as of the date hereof and set forth on Exhibit B, or (ii) income under Code Section 465(e) that constitutes a recapture of all or a portion of the aggregate amount described in Code Section 465(e)(2) for the Sky Harbor Associates partners, determined as of the date hereof and as set forth on Exhibit B,

(such an inclusion being an "Income Inclusion"), UpREIT shall pay to such Hadesman Indemnitee an indemnity with respect to the additional federal and applicable state income tax liability from such Income Inclusion in the amount determined in Section 4 hereof.


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                  Section 4.  Amount of Indemnification.

         (a) In the case of any Income Inclusion that is indemnifiable pursuant to Section 3 of this Agreement, the relevant Hadesman Indemnitee shall give UpREIT a written certificate setting forth in reasonable detail (i) the computation of the amount of such Income Inclusion and (ii) the computation of such amount or amounts that shall equal, on an After-Tax Basis, the actual net increase in federal and applicable state income tax (including any interest, penalties, fines, or other additions thereto) ("Inclusion Taxes") actually payable by a Hadesman Indemnitee as a result of such Income Inclusion, determined after (1) offsetting such Income Inclusion by the amount of such Hadesman Indemnitee's "passive losses" under Code Section 469(d) and the Regulations from the activity in respect of the Hadesman Partnerships, and (to the extent not duplicative) "suspended losses" in respect of such activity under Code Section 465 and the Regulations, each as shown on Exhibit B to be attached hereto (to the extent such losses would be available under the Code and Regulations and have not already been taken into account in offsetting other Income Inclusions indemnifiable under this Agreement), and (2) taking into account all deductions, credits, or other federal and applicable state income tax benefits then realized and resulting from (a) such Income Inclusion, (b) the incurrence of the tax liability indemnified under this Agreement, or (c) the receipt of any indemnity payment made under this Agreement (computed in accordance with Sections 3 and 6 of this Agreement).

         (b) Each Hadesman Indemnitee agrees to act in good faith to claim any tax benefits (including filing claims for refunds and amended tax returns) and take such other actions as may be reasonable to minimize the net amount of any indemnity payment due from UpREIT hereunder and to maximize the amount of its tax savings; provided, however, that such Hadesman Indemnitee shall not be required to take any action which, in its good faith judgment, would have any material adverse business consequences to it. If UpREIT shall disagree with such computation and so requests in a written notice delivered to such Hadesman Indemnitee within thirty (30) days following UpREIT's receipt of the certificate, such amount shall be reviewed and determined by an independent public accounting firm of national recognition selected by Hadesman and reasonably acceptable to UpREIT. The costs of such verification shall be borne by UpREIT unless such verification shall result in an adjustment in UpREIT's favor by an amount of more than 5% of the Inclusion Taxes actually due, in which case such costs shall be borne by such Hadesman Indemnitee. Each Hadesman Indemnitee agrees to cooperate with such independent accounting firm and to supply it with all information reasonably necessary to permit it to accomplish such review and determination. Such information shall be for the confidential use of such accountants and shall not be disclosed to UpREIT or any other person. UpREIT and each Hadesman Indemnitee agree that the sole responsibility of the independent public accounting firm shall be to verify the amount of a payment pursuant to this Agreement and that matters of interpretation of this Agreement are not within the scope of the independent accounting firm's responsibilities.

         (c) To the extent an Income Inclusion is indemnifiable pursuant to
Section 3(c) of this Agreement, UpREIT will pay each Hadesman Indemnitee as its indemnity obligation under this

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Agreement a percentage of the amount described in Section 4(a) based upon the period in which the relevant taxable sale or disposition of Hadesman Properties occurs, as follows:




                      Period Ending       Percentage of Amount Calculated
                      -------------                in Section 4(a)
                                                   ---------------

                    December 31, 1998                   100%

                    December 31, 1999                   90%


                    December 31, 2000                   80%

                    December 31, 2001                   70%

                    December 31, 2002                   60%

                    December 31, 2003                   50%

                    December 31, 2004                   40%

                    December 31, 2005                   30%

                    December 31, 2006                   20%

                    December 31, 2007                   10%


         (d) To the extent that a Hadesman Indemnitee recognizes an amount in respect of an Income Inclusion that is indemnifiable pursuant to Section 3(a), 3(b), 3(d), 3(e) or 3(f) of this Agreement for any UpREIT taxable year ending within the Indemnity Term, UpREIT will pay such Hadesman Indemnitee as its indemnity obligation under this Agreement 100% of the amount described in
Section 4(a).

         (e) Any payment due to a Hadesman Indemnitee pursuant to this Section 4 shall be paid upon the earlier of the date that (1) the additional federal income tax in respect of such Income Inclusion is due from the Hadesman Indemnitee, or (2) the Hadesman Indemnitee has filed a return that reflects or would reflect such additional federal income tax; provided, however, that (A) obligations of such Hadesman Indemnitee and UpREIT will first be set off against each other, and (B) no payment shall be due earlier than completion of the computation of such indemnity amount as described in Section 4(a).

                  Section 5. Exclusions.


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         (a) Notwithstanding the foregoing, UpREIT shall not have any liability for indemnification under this Agreement for any Inclusion Taxes to the extent such Inclusion Taxes are payable by such Hadesman Indemnitee as a result of one or more of the following:

                  (i) Any Hadesman Indemnitee recognizing gain in respect of the Capital Contribution of its Hadesman Partnership Interests or Hadesman Properties under Code section 707(a)(2) (including notwithstanding the agreed treatment of such Capital Contribution as described in Section 3.05 of the Contribution Agreement), assuming that each Nonrecourse Liability described in
Section 2(a) of this Agreement is a "qualified liability" within the meaning of Regulations Section 1.707-5(a)(6), except as a result of a sale or disposition of such Hadesman Property or an indemnity payment under this Agreement;

                  (ii) Any Hadesman Indemnitee's receipt of cash in respect of the Capital Contribution of its Hadesman Partnership Interests or Hadesman Properties (including notwithstanding the agreed treatment of such cash as described in Section 3.04 of the Contribution Agreement);

                  (iii) Any Hadesman Indemnitee's Interest in the UpREIT not being respected as a partnership interest to the extent, and as provided in, the Partnership Agreement;

                  (iv) The allocations of income, gain, loss, deduction and credit set forth in the Partnership Agreement not being respected under Sections 704(b) and 704(c) of the Code, except as a result of the exercise of discretion by the General Partner of the UpREIT in respect of (A) an adjustment to the "Gross Asset Values" of UpREIT assets, as described in clause (b) of the definition thereof, or (B) the allocation of Nonrecourse Deductions under the proviso within Section 6.6.A of the Partnership Agreement;

                  (v) The UpREIT not being the owner of the Hadesman Properties for federal income tax purposes as of the relevant Adjustment Date;

                  (vi) Immediately after the relevant Adjustment Date, any Hadesman Indemnitee's share of Partnership Minimum Gain under Regulations
Section 1.704-2(g)(1) not being as shown on Exhibit B to be attached hereto;

                  (vii) Immediately after the relevant Adjustment Date, any Hadesman Indemnitee's amount at risk under Code Section 465 from the activity in respect of the UpREIT not being as shown on Exhibit B to be attached hereto;

                  (viii) (1) any change in, or amendment to, the Code or any other federal tax statute, which is effective on or after the relevant Adjustment Date, (2) any final or temporary regulation, which is enacted or adopted after the relevant Adjustment Date, or (3) any court decision issued after the relevant Adjustment Date;

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

                  (ix) The status of any Hadesman Indemnitee or any Hadesman Partnership for federal income tax purposes;

                  (x) A determination that any Hadesman Indemnitee did not enter the transactions contemplated by the Partnership Agreement for profit or with a sufficient business purpose;

                  (xi) A voluntary or involuntary sale, assignment, transfer or other disposition by any Hadesman Indemnitee of any interest in the UpREIT or any part thereof;

                  (xii) The failure of any Hadesman Indemnitee to claim or to follow the proper procedure in claiming in a timely manner any UpREIT item allocated to such Hadesman Indemnitee by the Partnership;

                  (xiii) The failure of any Hadesman Indemnitee to take timely action or follow the proper procedures in reporting his distributive share from the UpREIT or contesting a claim made by the Internal Revenue Service in accordance with the Partnership Agreement;

                  (xiv) The gross negligence or the willful misconduct of any Hadesman Indemnitee or any affiliate thereof;

                  (xv) Any breach by any Hadesman Indemnitee of any of its representations, warranties or covenants in Sections 7.1.A., 8.2, 10.5, 11.3.A., 11.6.A., D or E., of the Partnership Agreement, Sections 2 or 6 of this Agreement, or Sections 2.01(b), 11.01, or 12.01 of the Contribution Agreement;

                  (xvi) Any guarantee by any Hadesman Indemnitee or a person related to any Hadesman Indemnitee of any Nonrecourse Liability encumbering a Hadesman Property or Hadesman Interest or any other debt of the UpREIT or its affiliates;

                  (xvii) Any Hadesman Indemnitee recognizing taxable income under Code Section 704(c), except to the extent such income results from either a sale or other disposition of a Hadesman Property or income under Code Section 704(c) in excess of that allocable to such Hadesman Indemnitee under the "traditional method" of Regulations Section 1.704-3(b); or

                  (xviii) Any recapture under Code Section 1245 or 1250 of depreciation attributable to Hadesman Properties that was allocated to any Hadesman Indemnitee after the relevant Adjustment Date.

         (b) Further, notwithstanding anything to the contrary within this Agreement, after taking into account any amounts thereof excluded under Section 5(a), the cumulative Income

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


Inclusions for all Hadesman Indemnitees in respect of Section 3(a), 3(b), 3(c) and 3(f) that will be indemnifiable by the UpREIT shall not exceed the following:

                  (i) For any Income Inclusion under Section 3(b), the aggregate negative Capital Accounts of all Hadesman Indemnitees as set forth on Exhibit B;

                  (ii) For any Income Inclusion under Section 3(a), the aggregate Minimum Gain of all Hadesman Indemnitees as set forth on Exhibit B;

                  (iii) For any Income Inclusion under Section 3(c), the excess of the aggregate Gross Asset Value of the Hadesman Properties and Hadesman Interests contributed to the UpREIT on the relevant Adjustment Dates, over the aggregate initial adjusted tax bases of such Hadesman Properties and Hadesman Interests on such relevant Adjustment Dates; and

                  (iv) For any Income Inclusion under Section 3(f), the aggregate negative Capital Accounts of Sky Harbor Associates partners, as set forth on Exhibit B.

         (c) Finally, notwithstanding anything to the contrary within this Agreement, after taking into account any amounts thereof excluded under Sections 5(a) and 5(b), UpREIT shall not be liable for indemnification under this Agreement in respect of an Income Inclusion under Section 3(a) or (b), to the extent of that such Income Inclusion arises from a Final Determination that the amount of debt of UpREIT allocable to such Hadesman Indemnitee for purposes of
Section 752 of the Code and Regulations Section 1.752-3(a)(3) is less than the amount of debt such Hadesman Indemnitee would be allocated if the UpREIT used the Indemnity Debt Allocation Method for purposes of Section 752 of the Code and Regulations Section 1.752-3(a)(3); provided, however, that UpREIT actually allocates to such Hadesman Indemnity, on the UpREIT's applicable federal and state income tax returns, debt at least equal to the amount of debt such Hadesman Indemnitee would be allocated if the UpREIT used the Indemnity Debt Allocation Method for purposes of Section 752 of the Code and Regulations
Section 1.752-3(a)(3).

                  Section 6.  Contests.

                  (a) Nothing in this Agreement shall be construed to prevent UpREIT from contesting, as the Tax Matters Partner in accordance with the Partnership Agreement as part of the unified audit of the Partnership, any claim involving a UpREIT item that, if successful, would result in an Income Inclusion (a "Partnership Level Issue").

                  (b) If UpREIT contests a Partnership Level Issue that, if successful, would result in an Income Inclusion, UpREIT's liability for indemnification under Section 4 hereof shall, at UpREIT's election, be deferred until thirty (30) days after a Final Determination of such Hadesman Indemnitee's federal income tax liability in respect of an Income Inclusion.


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


                  (c) If any audit or proceeding involving an indemnifiable adjustment is being conducted in a proceeding involving such Hadesman Indemnitee, which cannot be transferred to the UpREIT as a partnership item (a "Hadesman Level Issue"), such Hadesman Indemnitee hereby agrees (i) promptly to notify UpREIT in writing of such adjustment (and the failure of such Hadesman Indemnitee to so notify UpREIT shall preclude any indemnity hereunder to the extent UpREIT's right to effect its contest rights hereunder has been precluded by such failure), and (ii) upon UpREIT's delivery to Hadesman of a written opinion of nationally recognized tax counsel reasonably acceptable to such Hadesman Indemnitee ("Tax Counsel") to the effect that there is a Realistic Possibility of Success upon contest, such Hadesman Indemnitee will contest that adjustment by filing a protest and administrative appeal and prosecuting the same in good faith; provided, however, that such Hadesman Indemnitee will not be obligated to pursue an administrative appeal if such Hadesman Indemnitee instead pursues relief in Tax Court or a court having refund jurisdiction.

                  (d) If, within 30 days following the failure of such administrative proceedings with respect to a Hadesman Level Issue, UpREIT delivers to Hadesman Indemnitee written opinion of Tax Counsel to the effect that there is a Realistic Possibility of Success if the proposed adjustment is presented to a court for resolution, then such Hadesman Indemnitee will contest the proposed adjustment in good faith in the Tax Court or by paying the tax (and any applicable interest and penalties) and suing for refund in the Court of Federal Claims or appropriate Federal District Court. If, within 30 days following a final adverse decision of such court with respect to such Hadesman Level Issue, UpREIT delivers to such Hadesman Indemnitee a written opinion of Tax Counsel to the effect that it is more likely than not that such decision would be reversed on appeal, then such Hadesman Indemnitee will appeal such decision to the appropriate Federal Court of Appeals. With respect to any of the above-described proceedings, such Hadesman Indemnitee will keep UpREIT and its counsel informed as to the progress of such proceedings, give UpREIT and its counsel the opportunity to review and comment in advance on all written submissions and filings relevant to indemnifiable issues (after making appropriate redactions to preserve the confidentiality of the such Hadesman Indemnitee return as to other issues), and consider in good faith any suggestions made by UpREIT or its counsel.

                  (e) Such Hadesman Indemnitee shall present any settlement offer provided to such Hadesman Indemnitee pursuant to a Hadesman Level Issue to UpREIT. If UpREIT recommends acceptance of a settlement offer of a Hadesman Level Issue or if the Tax Matters Partner recommends acceptance of a settlement offer in respect of a Partnership Level Issue, but such Hadesman Indemnitee declines to accept such offer in writing within 30 days (if such Hadesman Indemnitee does not respond within 30 days, such lack of response shall be treated as acceptance of UpREIT's or the Tax Matters Partner's recommendation, respectively), (1) the obligation of UpREIT to make indemnity payments as the result of any such contest or proceedings shall not thereafter exceed the obligation that it would have had if such contest had been settled or proceeding terminated on the basis recommended by UpREIT or the Tax Matters

Partner, as applicable, and (2) in the case of a Hadesman Level Issue, UpREIT shall have no further liability for costs or other expenses in respect of such contest.

                  (f) Notwithstanding the foregoing, such Hadesman Indemnitee will have no obligation to contest any action with respect to a Hadesman Level Issue (i) unless such items could give rise to a federal income tax liability (disregarding other items in the assessment and considering effects in future years) in excess of $25,000, (ii) without UpREIT paying when due, reasonable third-party costs and out-of-pocket expenses including reasonable legal, witness and accounting fees and other expenses and, in the case of proceedings before the Court of Federal Claims or Federal District Court, the amount of tax (and any applicable interest and penalties) for which refund is claimed, and (iii) to the extent such Hadesman Indemnitee waives in writing UpREIT's obligation to indemnify such Hadesman Indemnitee for such items, in which case all third-party costs and out-of-pocket expenses described in clause (ii) thereafter incurred and all taxes would be paid by such Hadesman Indemnitee.

                  (g) such Hadesman Indemnitee shall not settle any such Hadesman Level Issue without UpREIT's consent; provided that such Hadesman Indemnitee shall not be required to contest any proposed adjustment and may settle any such proposed adjustment if such Hadesman Indemnitee shall waive its right to indemnity under this Agreement with respect to such adjustment and any Income Inclusion that results from such adjustment and, in the case of proceedings before the Court of Federal Claims or Federal District Court, shall pay to UpREIT the amount of tax (and any applicable interest and penalties) previously paid or advanced by UpREIT with respect to such adjustment or the contest of such adjustment under Section 6(f), plus interest at the rate under Code Section 6621(a)(2) computed from the time such amounts were paid or advanced by UpREIT.

                  (h) Within thirty (30) days after a Final Determination of the liability of such Hadesman Indemnitee in respect of a Hadesman Level Issue, UpREIT and each Hadesman Indemnitee agree to pay each other, as applicable, the net amount of (i) the payment owed by the UpREIT to such Hadesman Indemnitee of any indemnification hereunder, not theretofore paid resulting from the outcome of such contest, and (ii) in the case of proceedings before the Court of Federal Claims or Federal District Court, the repayment owed by such Hadesman Indemnitee to UpREIT of the amount of tax (and any applicable interest and penalties) previously paid or advanced by UpREIT with respect to such adjustment or the contest of such adjustment under Section 6(f), together with any interest received by or credited to such Hadesman Indemnitee that is attributable to such advance.

                  Section 7. State Tax. For purposes of this Agreement, each Hadesman Indemnitee will be treated as having an Income Inclusion, realizing any deductions, credits or other income tax benefits, having the same tax savings and having the same tax attributes and status for applicable state income tax purposes at the same time, in the same amount and in the same manner, as such Hadesman Indemnitee does for federal income tax purposes.

         Section 8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

                  Section 9. Notices. All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof shall be given in the manner described in Section 14.1 of the Partnership Agreement.

                  Section 10. Successors and Assigns. The terms of this Tax Indemnification Agreement may not be assigned by any Hadesman Indemnitee (including, without limitation, by descent or will), without the written consent of UpREIT.

                  Section 11. Miscellaneous. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one Agreement. Any provision of this Agreement which is prohibited and unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification is sought.

                  Section 12. Anticipated Hadesman Indemnitee Debt Allocation Methodology. UpREIT acknowledges and agrees with each Hadesman Indemnitee that the aggregate nonrecourse indebtedness of UpREIT that is apportioned to the Hadesman Indemnities collectively under this Agreement and the Partnership Agreement pursuant to Code Section 752 and Regulations Sections 1.702-3(a)(2) and (a)(3) shall be apportioned among the various Hadesman Indemnitees using a method substantially similar to that within the debt allocation model set forth on Exhibit C hereto.

                  Section 13. Term. The term of this Agreement shall be from the date hereof until such time as the applicable statute of limitations under the Code bars any claim by the Internal Revenue Service against a Hadesman Indemnitee for Inclusion Taxes otherwise indemnifiable under this Agreement.

                  Section 14. Exhibits. Each of the Hadesman Indemnitees agrees to reasonably cooperate to supply all information required to be set forth in Exhibit A and Exhibit B referred to herein as promptly as possible, but in no event later than December 31, 1997.

                  Section 15. Application of Definitions to Section 3(f). If there is an indemnified income inclusion under Section 3(f), the definition of the term "Hadesman Indemnitee" shall be expanded to include the partners of Sky
Harbor Associates wherever necessary to fulfill the purposes of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereof have executed this Agreement as of the date first written above.

                                             PRIME GROUP REALTY, L.P.

                                             By: PRIME GROUP REALTY TRUST
                                             Its: Managing General Partner

                                             By:/s/ Jeffrey A. Patterson
                                             ---------------------------
                                             Name: Jeffrey A. Patterson
                                             Title: Executive Vice President



                                             EDWARD S. HADESMAN
                                             TRUST DATED MAY 22, 1992


                                             By: /s/ Edward S. Hadesman
                                             --------------------------
                                             Name: Edward S. Hadesman
                                             Title: Trustee


                                             GRANDVILLE/NORTHWESTERN
                                             MANAGEMENT CORPORATION,
                                             an Illinois corporation


                                             By:/s/ Edward S. Hadesman
                                             -------------------------
                                             Name: Edward S. Hadesman
                                             Title: President


                                             CAROLYN B. HADESMAN
                                             TRUST DATED MAY 21, 1992


                                             By:/s/ Carolyn B. Hadesman
                                             --------------------------
                                             Name: Carolyn B. Hadesman
                                             Title: Trustee

                                             LISA HADESMAN 1991 TRUST


                                             By: /s/ Edward S. Hadesman
                                             --------------------------
                                             Name: Edward S. Hadesman
                                             Title: Trustee


                                             CYNTHIA HADESMAN 1991 TRUST


                                             By: /s/ Edward S. Hadesman
                                             --------------------------
                                             Name: Edward S. Hadesman
                                             Title: Trustee


                                             TUCKER B. MAGID


                                             /s/ Tucker B. Magid
                                             -------------------


                                             FRANCES S. SHUBERT


                                             /s/ Frances S. Shubert
                                             ----------------------


                                             GRANDVILLE ROAD PROPERTY, INC.,
                                             an Illinois corporation


                                             By:/s/ Edward S. Hadesman
                                             -------------------------
                                             Name: Edward S. Hadesman
                                             Title: President

                                             SKY HARBOR ASSOCIATES,
                                             an Illinois limited partnership


                                             By: /s/ Edward S. Hadesman
                                             --------------------------
                                             Name: Edward S. Hadesman
                                             Title: Managing General Partner